Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of January 1, 2012, (the "Effective Date") by and between CTD HOLDINGS, INC., a Florida corporation (the "Company"), and CHARLES E. “RICK” STRATTAN (the "Employee").

RECITALS:

This Agreement is intended to provide for the employment of Employee by the Company from and after the date hereof, all on the terms and conditions herein set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment.

1.1. Subject to Section 3 below, the Company hereby employs Employee for a one-(1) year term beginning on January 1, 2012, and ending December 31, 2012 (the "Employment Term"), commencing on the Effective Date, to serve as the Chairman and CEO of the Company and to perform such services and duties as are consistent with such position and as may be directed by the Company's Board of Directors. Employee hereby accepts such employment. Employee shall not engage in any venture or activity that materially interferes with Employee's performance of his duties hereunder. The Employee agrees to be present and to work such hours and at such times as are reasonably requested by the Company’s Board of Directors. Employee's offices shall be located in Alachua, Florida.

2. Compensation and Benefits. During the Employment Term, the Company shall pay Employee the compensation and other amounts set forth below.

2.1. Salary. The Company shall pay Employee a salary of Four Thousand Dollars ($4,000) per month worked through December 31, 2012. The Employee's salary shall be payable according to the Company's regular payroll practices and subject to such deductions as may be required by law.

2.2. Benefits. Employee shall receive: (i) the employee benefits and perquisites provided by the Company to its executive officers from time-to-time, including paid vacation and sick time during the calendar year as described in the company policy letter for salaried employee; and ii) reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including, but not limited to, travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefor).

3. Termination. The Employee's employment pursuant to this Agreement shall be terminated by the first to occur of the following events.

3.1. The death of Employee.

3.2. The Complete Disability of Employee. "Complete Disability" as used herein shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for in this Agreement for an aggregate of 120 days within any period of twelve (12) consecutive months during the term hereof.

3.3. The discharge of Employee at the sole discretion of the Company’s Board of Directors for Cause. "Cause" as used herein shall mean:

3.3.1. Conviction of a felony or a crime involving moral turpitude;

3.3.2. Acts of fraud by Employee against the Company or its affiliates, or in connection with the performance of his duties hereunder, as determined by the Company after investigation, notice of the charge to Employee and after allowing Employee an opportunity to explain the conduct in question;

3.3.3. The Employee's willful and material failure or refusal to perform Employee's duties and obligations under this Agreement, (a "Default"); provided, however, that in the case of this subsection; termination for "Cause" shall occur only if the Company has given written notice of the Default to Employee and Employee has failed to cure the Default in question during a period of seven (7) days after the date of Employee's receipt of such notice.

3.4. Upon any termination pursuant to Section 3.1, the Company shall be released from all obligations hereunder (except for the obligation to pay any compensation and benefits described in Section 2 hereof which are accrued and unpaid as of the date of termination).

4. Successors. This Agreement is personal to Employee and may not be assigned by Employee. This Agreement is not assignable by the Company except in connection with the sale of all or substantially all of the Company's assets or stock or upon a merger or any similar transaction. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

5. Miscellaneous.

5.1. Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by both parties hereto.

5.2. Governing Law. This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Florida. The parties hereto agree that any claim or dispute arising under or in connection with this Agreement shall be submitted for adjudication exclusively in courts of Alachua County, Florida, and both parties hereto expressly agrees to be bound by such selection of jurisdiction and venue for purposes of such adjudication. In any action arising out of or in connection with this agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees incurred.

5.3. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

5.4. Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

5.5. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

5.6. Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof. Except with respect to the Investment Agreement and the transactions contemplated thereby, there are no agreements, understandings, restrictions, representations, or warranties among the parties other than those set forth herein or herein provided for.

5.7. Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision. For purposes of this Agreement: "herein," "hereby," "hereunder," "herewith," "hereafter," and "hereinafter" refer to this Agreement in its entirety, and not to any particular section or subsection. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

5.8. Notices. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by Federal Express (or similar overnight courier service) to the parties at the following addresses:

If to Employee:	Charles E. “Rick” Strattan 4123 NW 46th Ave Gainesville, FL 32606

If to the Company:	CTD Holdings, Inc. 14120 NW 126th Terrace Alachua, FL 32615

5.9. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

COMPANY:

CTD HOLDINGS,  INC.

By:	/s/ JEFFREY L. TATE	By:	/s/ GEORGE L. FAILS
	JEFFREY L. TATE, Ph.D.		GEORGE L. FAILS
	Director		Director

	Date: January 1, 2012		Date: January 1, 2012

EMPLOYEE:

By:	/s/ CHARLES E. “RICK” STRATTAN
CHARLES E. “RICK” STRATTAN
Chairman, CEO

Date: January 1, 2012